Exhibit 5.1

111 Huntington Avenue  Boston, MA  02199  617.239.0100  fax 617.227.4420  eapdlaw.com

May 15, 2008

Atlantic Tele-Network, Inc.

10 Derby Square

Salem, Massachusetts 01970

Re:    Atlantic Tele-Network, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Atlantic Tele-Network, Inc., a Delaware corporation (the “Corporation”), in connection with a registration statement on Form S-8 (the “Registration Statement”) to be filed today with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration of 1,500,000 shares of the Corporation’s Common Stock, par value $.01 per share (the “Shares”), to be issued under the Atlantic Tele-Network, Inc. 2008 Equity Incentive Plan (the “Plan”).

We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Corporation and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Corporation and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Edwards Angell Palmer & Dodge LLP

EDWARDS ANGELL PALMER & DODGE LLP

BOSTON MA | FT. LAUDERDALE FL | HARTFORD CT | MADISON NJ | NEW YORK NY | PROVIDENCE RI

STAMFORD CT | WASHINGTON DC | WEST PALM BEACH FL | WILMINGTON DE | LONDON UK